Exhibit 99.1

NEWS RELEASE

MARK PINTO RESIGNS FROM RAMBUS BOARD OF DIRECTORS

LOS ALTOS, Calif. – March 22, 2006 – Rambus Inc. (Nasdaq: RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today announced that recently appointed director, Dr. Mark R. Pinto, has resigned from the Rambus board of directors.

“We are sorry to lose Mark as he is a superb person, with extraordinary skill, experience and integrity,” said Geoff Tate, chairman of the Rambus board of directors. “We understand corporate conflicts have arisen for Mark at his company that were not foreseeable at the time of his appointment. While we regret his decision to withdraw from the board, we nevertheless defer to his judgment as to the need to do so.”

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

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Press Contact:

Gabriele Collier

Rambus Inc.

(650) 947-5522

gcollier@rambus.com